UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

FORM 8-K
 _______________________

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   October 24, 2014

Nuvel Holdings, Inc.
(Exact name of Registrant as Specified in its Charter)

Florida	0-53878	27-1230588
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

315 University Avenue
 Los Gatos, California 95030
 (Address of Principal Executive Offices including Zip Code)

(408) 899-5981
 (Registrant’s Telephone Number, including Area Code)

___________________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01     Entry Into a Material Definitive Agreement

On October 24, 2014, Nuvel Holdings Inc, a Florida corporation (the “Company”) entered into a letter of intent (the “Letter of Intent”) with OrangeHook, Inc., a Minnesota corporation.  Pursuant to the Letter of Intent, Nuvel and OrangeHook will merge or combine their assets, with Nuvel as the surviving corporation (the “Transaction”).  The anticipated closing date is to be on or before December 31, 2014 (“the Closing”).  As a result of the intended business combination, Nuvel will acquire all of the equity or assets of OrangeHook subject to the terms of the Letter of Intent.  Nuvel will issue common stock to the shareholders of OrangeHook such that after the Transaction (and prior to any financing at the time of the Transaction),  OrangeHook shareholders will own approximately 85% of Nuvel and the pre-Transaction Nuvel shareholders will own approximately 15% of Nuvel, which is subject to adjustment by negotiation of the parties.  Pursuant to the Letter of Intent, OrangeHook provided $60,000 as bridge financing to Nuvel, in the form of an unsecured loan to assist Nuvel in completing the necessary filings with the Securities and Exchange Commission (“SEC”) such that it will be current in its reporting.  Prior to the Transaction, OrangeHook anticipates raising up to an additional $2 million, approximately $250,000 of which will be used to loan monies to Nuvel for its operations and which will convert into equity at closing of the Transaction.  On or about the same day as the Transaction, Nuvel and OrangeHook anticipate initiating an equity raise of up to $5 million of financing for the combined companies.  Conditions to Closing include that Nuvel be current in its SEC reports; that each of the financings set forth in the Letter of Intent have occurred and that any necessary shareholder approval has been obtained.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

(d)     Exhibits

EXHIBIT INDEX

Exhibit Number	Description

10.1	Letter of Intent between Nuvel Holdings Inc. and OrangeHook, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October  28, 2014

NUVEL HOLDINGS, INC.
(Registrant)

By:  /s/   Jay Elliot
Name:    Jay Elliot
Title:      Chief Executive Officer